Filed Pursuant To Rule 433

Registration No. 333-217785

May 17, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

April 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	95,916,456	3,458,535	1,427,924	2,030,611	7,720,034	13,452,540
XLF	Financial Select Sector SPDR Fund	58,313,620	163,917	91,115	72,803	1,832,957	1,748,656
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	19,801,238	116,660	58,924	57,737	826,160	1,204,226
XLE	Energy Select Sector SPDR Fund	15,354,436	75,009	50,268	24,741	588,808	607,825
XLP	Consumer Staples Select Sector SPDR Fund	14,953,777	18,508	7,001	11,507	102,328	184,251
XLK	Technology Select Sector SPDR Fund	14,219,989	25,321	10,967	14,355	150,350	225,252
XLI	Industrial Select Sector SPDR Fund	14,112,836	37,575	10,978	26,598	151,404	287,124
XLU	Utilities Select Sector SPDR Fund	13,552,208	26,123	11,214	14,909	244,487	233,388
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	12,929,743	1,839	38	1,802	29,490	114,831
XLV	Health Care Select Sector SPDR Fund	7,565,901	11,840	4,732	7,108	97,254	187,371
GLD®	SPDR Gold Shares	6,862,612	125,682	85,682	40,001	1,688,930	858,655
XLB	Materials Select Sector SPDR Fund	6,288,575	6,423	3,372	3,051	54,183	112,230
KRE	SPDR S&P Regional Banking ETF	5,894,741	27,389	11,984	15,406	604,201	322,231
XLY	Consumer Discretionary Select Sector SPDR Fund	5,784,685	8,637	5,824	2,813	102,940	123,965
XBI	SPDR S&P Biotech ETF	5,046,022	38,785	13,621	25,164	171,644	331,083
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,890,104	56,671	28,713	27,958	361,005	257,034
XRT	SPDR S&P Retail ETF	3,928,590	10,867	3,137	7,730	41,764	105,278
XLRE	Real Estate Select Sector SPDR Fund	3,494,304	127	37	90	2,859	4,427
XHB	SPDR S&P Homebuilders ETF	2,922,786	4,623	1,451	3,173	54,008	51,728
XME	SPDR S&P Metals & Mining ETF	2,661,826	5,677	2,872	2,806	47,901	122,520
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,637,924	4	3	1	10	182
FEZ	SPDR EURO STOXX 50 ETF	2,409,236	6,921	4,652	2,269	100,871	127,350
KBE	SPDR S&P Bank ETF	2,403,286	2,273	1,498	775	35,295	47,382
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,377,622	35	25	10	1,395	259
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	1,114,126	19	19	1	181	216
MDY	SPDR S&P MidCap 400 ETF Trust	988,675	984	490	495	18,286	15,295
SPYV	SPDR Portfolio S&P 500 Value ETF	932,701	9	8	1	153	2

Source: Bloomberg as of 04/30/2018.

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
XES	SPDR S&P Oil & Gas Equipment & Services ETF	821,358	238	222	16	4,594	603
SPYG	SPDR Portfolio S&P 500 Growth ETF	714,454	9	6	3	77	41
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	632,774	—	—	—	4	—
RWX	SPDR Dow Jones International Real Estate ETF	540,320	1	1	1	17	136
SDY	SPDR S&P Dividend ETF	521,246	41	23	18	977	585
SPDW	SPDR Portfolio Developed World ex-US ETF	387,606	3	2	1	89	48
KIE	SPDR S&P Insurance ETF	300,932	6	4	3	498	693
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	192,926	2	1	1	91	25
RWO	SPDR Dow Jones Global Real Estate ETF	190,163	—	—	—	20	—
RWR	SPDR Dow Jones REIT ETF	160,673	15	4	11	157	241
XSD	SPDR S&P Semiconductor ETF	151,733	9	4	6	63	112
XAR	SPDR S&P Aerospace & Defense ETF	125,355	27	19	8	353	203
GWX	SPDR S&P International Small Cap ETF	107,732	—	—	—	—	3
GNR	SPDR S&P Global Natural Resources ETF	95,232	4	1	3	6,828	75
DWX	SPDR S&P International Dividend ETF	65,711	—	1	—	30	16
XPH	SPDR S&P Pharmaceuticals ETF	58,877	4	2	2	33	141
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	57,237	—	1	—	13	20
EDIV	SPDR S&P Emerging Markets Dividend ETF	55,207	1	1	1	27	71
GXC	SPDR S&P China ETF	49,527	17	8	9	224	219
EWX	SPDR S&P Emerging Markets SmallCap ETF	45,165	—	2	—	17	5
NANR	SPDR S&P North American Natural Resources ETF	24,144	—	1	—	1	—
GMF	SPDR S&P Emerging Asia Pacific ETF	11,316	2	1	2	57	97
KCE	SPDR S&P Capital Markets ETF	6,825	2	2	1	126	69

Source: Bloomberg as of 04/30/2018.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

2

SPDR® ETF Options Report For institutions only
ssga.com | spdrs.com | spdrgoldshares.com Not for public use. State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Risk Information State Street Global Advisors and its affiliates have not taken into consideration the circumstances of any particular investor in producing this material and are not making an investment recommendation or acting in fiduciary capacity in connection with the provision of the information contained herein.
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved. State Street Global Advisors ID12913-2047512.4.1.NA.INST 0518 Exp. Date: 05/31/2019 SPD001648

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.